UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                    IMP, INC.
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                    449693209
                        --------------------------------
                                 (CUSIP Number)


                                December 31, 1999
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

CUSIP No.  449693209                                                         Page 2 of 10 Pages
-----------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Fund, L.P.
-----------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b)     X
-----------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-----------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-----------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         77,778
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    77,778

                                                     (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  77,778
-----------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-----------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  2.31%
-----------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-----------------------------------------------------------------------------------------------

                              *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 10 pages

CUSIP No.  449693209                                                         Page 3 of 10 Pages
-----------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Management Company, LLC
-----------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b)     X
-----------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-----------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-----------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         77,778
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    77,778

                                                     (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  77,778
-----------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-----------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  2.31%
-----------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-----------------------------------------------------------------------------------------------

                              *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 10 pages

CUSIP No.  449693209                                                         Page 4 of 10 Pages
-----------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Gregory F. Wilbur
-----------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b)     X
-----------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-----------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-----------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         77,778
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    77,778

                                                     (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  77,778
-----------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-----------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  2.31%
-----------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-----------------------------------------------------------------------------------------------

                              *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 10 pages

CUSIP No.  449693209                                                         Page 5 of 10 Pages
-----------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         William A. Smart III
-----------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b)     X
-----------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-----------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-----------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       77,778
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  77,778

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  77,778
-----------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-----------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  2.31%
-----------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-----------------------------------------------------------------------------------------------

                              *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 10 pages

CUSIP No.  449693209                                                         Page 6 of 10 Pages
-----------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Peter L. Holland
-----------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b)     X
-----------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-----------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-----------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       77,778
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  77,778

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  77,778
-----------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-----------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  2.31%
-----------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-----------------------------------------------------------------------------------------------

                              *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 10 pages

Item 1.

(a)      Name of Issuer: IMP, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  2830 N. First Street
                  San Jose, CA   95134

Item 2.

(a)      Name of Person Filing:

         Bay Area Micro-Cap Fund, L.P. ("BAMC")
         Bay Area Micro-Cap Management Co., LLC ("BAMCMC")
         Gregory F. Wilbur ("GFW")
         Peter L. Holland ("PLH")
         William A. Smart III ("WAS")


(b)      Address of Principal Business Office:

                  1151 Bay Laurel Drive
                  Menlo Park, CA  94025

 (c)     Citizenship/Place of Organization:


         Entities:                  BAMC             -        California
                                    BAMCMC           -        California

         Individuals:               GFW              -        United States
                                    PLH              -        United States
                                    WAS              -        United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: 449693209

Item 3.  Not applicable.


                               Page 7 of 10 pages

Item 4.   Ownership.
-------- -------------------------- ---------------- ----------------- ---------------- ----------------- ----------------

                                         BAMC             BAMCMC             GFW              PLH               WAS
-------- -------------------------- ---------------- ----------------- ---------------- ----------------- ----------------
(a)      Beneficial Ownership           77,778            77,778           77,778            77,778           77,778
-------- -------------------------- ---------------- ----------------- ---------------- ----------------- ----------------

(b)      Percentage of Class              2.31%             2.31%            2.31%             2.31%            2.31%
-------- -------------------------- ---------------- ----------------- ---------------- ----------------- ----------------

(c)      Sole Voting Power              77,778            77,778           77,778               -0-              -0-
-------- -------------------------- ---------------- ----------------- ---------------- ----------------- ----------------

         Shared Voting Power              -0-               -0-              -0-             77,778           77,778
-------- -------------------------- ---------------- ----------------- ---------------- ----------------- ----------------

         Sole Dispositive Power         77,778            77,778           77,778               -0-              -0-
-------- -------------------------- ---------------- ----------------- ---------------- ----------------- ----------------


         Shared Dispositive Power         -0-              -0-               -0-             77,778           77,778
-------- -------------------------- ---------------- ----------------- ---------------- ----------------- ----------------

Item 5.        Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: |X|

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or

                               Page 8 of 10 pages
influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 2, 2000



BAY AREA MICRO-CAP FUND, L.P.

By:      Bay Area Micro-Cap Management Co., LLC
         its general partner

By:      /s/ Gregory F. Wilbur
   ---------------------------------------------
         Managing Member


BAY AREA MICRO-CAP MANAGEMENT CO., LLC

By:      /s/ Gregory F. Wilbur
   ---------------------------------------------
         Managing Member


         /s/ Gregory F. Wilbur
------------------------------------------------
         Gregory F. Wilbur


         /s/ Peter L. Holland
------------------------------------------------
         Peter L. Holland


         /s/ William A. Smart III
------------------------------------------------
         William A. Smart III



EXHIBITS

A:       Joint Filing Statement

                               Page 9 of 10 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 2, 2000



BAY AREA MICRO-CAP FUND, L.P.

By:      Bay Area Micro-Cap Management Co., LLC
         its general partner

By:      /s/ Gregory F. Wilbur
   ---------------------------------------------
         Managing Member

BAY AREA MICRO-CAP MANAGEMENT CO., LLC

By:      /s/ Gregory F. Wilbur
   ---------------------------------------------
         Managing Member


         /s/ Gregory F. Wilbur
------------------------------------------------
         Gregory F. Wilbur


         /s/ Peter L. Holland
------------------------------------------------
         Peter L. Holland


         /s/ William A. Smart III
------------------------------------------------
         William A. Smart III


                               Page 10 of 10 pages